UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2012

DUSA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-31533	22-3103129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

25 Upton Drive

Wilmington, Massachusetts 01887

(Address of principal executive offices, including ZIP code)

(978) 657-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Following consideration by and approval of the Company’s Compensation Committee and with the advice of the Committee’s independent consultant, the Company and its executive officers, including its named executive officers, other than Robert F. Doman, the Company’s President and Chief Executive Officer (“CEO”), amended and restated their respective employment agreements on May 18, 2012. Mr. Doman’s agreement was amended and restated on May 22, 2012. The new agreements include, among other items, changes to the calculation of payments that the executive would receive upon a termination of employment without cause or upon a change of control of the Company.

In the case of a termination without cause, the executive, other than the CEO, will receive a severance payment equal to one and one-half (1.5) times the sum of his then current base salary plus his respective bonus opportunity, which is an increase from twelve (12) months base salary under the former agreements.

In the case of a change of control of the Company, as defined in the agreements, then upon termination of employment, the executive, other than the CEO, will receive two (2) times the sum of his then current base salary plus his bonus opportunity, rather than three (3) times his base salary as provided in the former agreements. The new agreements also clarify that an executive is eligible for change of control payments if he is terminated within two (2) years of the change of control.

The changes to Mr. Doman’s agreement include, among other items, an increase in his severance payment for a termination without cause to two (2) times the sum of his then current base salary plus his bonus opportunity, rather than twelve (12) months of his base salary as provided in his former agreement. In addition, in the event of a change in control of the Company, Mr. Doman, upon termination of employment, will receive two and one-half (2.5) times the sum of his then current base salary plus his bonus opportunity, rather than three (3) times his then current base salary as provided in his former agreement.

In addition, should any executive be terminated without cause after June 30 of any year during the term of employment, the executive is eligible to receive a pro rated portion of his bonus opportunity when bonuses are considered by the Compensation Committee for the year in which the executive’s employment terminates. All of the amended agreements reduce the aggregate amount of any change of control payment that an executive would receive to the highest amount possible without triggering the excess excise tax payment under Section 280G of the Internal Revenue Code. Also, as provided in the Amended and Restated 2011 Equity Compensation Plan and related documents, any stock options will be accelerated and restrictions on other awards will lapse in the event of termination without cause.

The agreements have one (1) year terms and are automatically renewable for additional terms of one (1) year, unless earlier terminated under the terms of the agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUSA PHARMACEUTICALS, INC.

Dated: May 23, 2012	By:	/s/ Robert F. Doman
		Name:	Robert F. Doman
		Title:	President and Chief Executive Officer